Exhibit 4.4(e)

FIFTH SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of January 23, 2015, between Valcon Acquisition B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Parent Guarantor”), an affiliate of Nielsen Finance LLC, a Delaware limited liability company and Nielsen Finance Co., a Delaware corporation (the “Issuers”) and Law Debenture Trust Company of New York, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 11, 2014, as amended, modified or supplemented from time to time, providing for the issuance of an unlimited aggregate principal amount of Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 4.03(b) of the Indenture contemplates the Parent Guarantor, for financial reporting purposes, guaranteeing all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Parent Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture evidencing the Parent Guarantee.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)        Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)        Agreement to Guarantee.  The Parent Guarantor hereby agrees as follows:

(a)        Along with all guarantors named in the Indenture, to jointly and severally unconditionally guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)        the principal of and interest, premium and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)        in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Parent Guarantor and the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately.  This is a guarantee of payment and not a guarantee of collection.

(b)        The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(c)        The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever.

(d)        This Parent Guarantee shall not be discharged except as provided herein or by complete performance of the obligations contained in the Notes, the Indenture and this Supplemental Indenture, and the Parent Guarantor accepts all obligations of a guarantor of the Notes under the Indenture but shall not be deemed a Guarantor as such term is used and defined in the Indenture.

(e)        If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors (including the Parent Guarantor), or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid either to the Trustee or such Holder, this Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)        The Parent Guarantor shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)        As between the Parent Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor for the purpose of this Parent Guarantee.

(h)        The Parent Guarantor shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Parent Guarantee.

(i)        Pursuant to Section 10.02 of the Indenture, after giving effect to all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 10 of the Indenture, this new Parent Guarantee shall be limited to the maximum amount permissible such that the obligations of the Parent Guarantor under this Parent Guarantee will not constitute a fraudulent transfer or conveyance.

(j)        This Parent Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes and Guarantee, whether as a “voidable preference”, “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Note shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(k)        In case any provision of this Parent Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(l)        This Parent Guarantee shall be a general unsecured senior obligation of the Parent Guarantor, ranking pari passu with any other future senior indebtedness of the Parent Guarantor, if any.

(m)        Each payment to be made by the Parent Guarantor in respect of this Parent Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

(3)        Execution and Delivery.  The Parent Guarantor agrees that the Parent Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Parent Guarantee on the Notes.

(4)        Release.  This Parent Guarantee shall be automatically and unconditionally released and discharged, and no further action by the Parent Guarantor, the Issuers or the Trustee is required for the release of this Parent Guarantee, upon the Issuers delivering to the Trustee an Officer’s Certificate, confirming ongoing compliance by the Issuers with Section 4.03 of the Indenture.

(5)        No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Parent Guarantor shall have any liability for any obligations of the Issuers or the Guarantors (including the Parent Guarantor) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting Notes waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(6)        Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(7)        Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8)        Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(9)        The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Parent Guarantor and the Issuer.

(10)        Certain Dutch Matters. Notwithstanding anything herein to the contrary, any obligation, guarantee or undertaking granted or assumed by the Parent Guarantor pursuant to this Supplemental Indenture or the Indenture shall be deemed not to be undertaken or incurred by the Parent Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2.207(c) or 2.98(c) of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Supplemental Indenture, the Indenture and ant other documents entered into in connection with the Notes and the Guarantee shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the Parent Guarantor will continue to guarantee and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

(11)        Subrogation.  The Parent Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by the Parent Guarantor pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Parent Guarantor shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under the Indenture or the Notes shall have been paid in full.

(12)        Benefits Acknowledged.  The Parent Guarantor’s Guarantee is subject to the terms and conditions set forth in the Indenture.  The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(13)        Successors.  All agreements of the Parent Guarantor in this Supplemental Indenture shall bind its Successors, except as otherwise provided in Section 2(k) hereof or elsewhere in this Supplemental Indenture.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Valcon Acquisition B.V.

By:	/s/ M.J.B. Rutte
Name: M.J.B. Rutte
Title: Director A

By:	/s/ Harris Black
Name: Harris Black
Title: Director B

[Signature Page to Fifth Supplemental Indenture]

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Trustee

By:	/s/ Frank Godino
Name: Frank Godino
Title: Vice President

[Signature Page to Fifth Supplemental Indenture]